Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Don R. Madison, CFO
Powell Industries, Inc.
713-947-4422

POWELL INDUSTRIES ANNOUNCES FISCAL 2014

SECOND QUARTER RESULTS

HOUSTON — MAY 6, 2014 — Powell Industries, Inc. (NASDAQ: POWL) (“Powell”), a leading supplier of custom engineered solutions for the distribution and control of electrical energy, today announced results for the fiscal 2014 second quarter ended March 31, 2014.

Revenues for the second quarter of fiscal 2014 were $162.3 million compared to revenues of $146.0 million for the second quarter of fiscal 2013. Income from continuing operations for the second quarter of fiscal 2014 was $7.0 million, or $0.58 per diluted share, compared to income from continuing operations of $6.2 million, or $0.52 per diluted share, in the second quarter of fiscal 2013.

On January 15, 2014, Powell closed the sale of Transdyn, Inc. and has recorded the results of Transdyn as discontinued operations. Income from discontinued operations in the second quarter of 2014, including the gain on sale, was $8.6 million, or $0.71 per diluted share. Net income for the second quarter of fiscal 2014 was $15.6 million, or $1.29 per diluted share.

Michael A. Lucas, President and Chief Executive Officer, stated, “We had a solid second quarter, with improving margins as a result of our process enhancements and cost saving activities, and have a healthy ending backlog. At the request of customers, we rescheduled shipments of a few large projects, which will result in some revenues being pushed into subsequent quarters. These delivery changes are not uncommon to our project-based business, and we are working to add some short cycle work to fill available short-term capacity. Additionally, we continued to manage efficiency and utilization challenges as we ramped up capacity in our Canadian operations. In spite of this temporary issue, we are delivering on time and meeting customer commitments.

“We continue to see strength in the oil and gas market, with a significant portion of our activity in North America. We remain optimistic about the key segments of pipelines, petrochemical and LNG. Inquiry activity continues at a healthy pace, as we leverage our strong position in the U.S. and Canadian markets.”

New orders from continuing operations in the fiscal 2014 second quarter were $163 million compared to $192 million in the first quarter of fiscal 2014 and compared to $118 million in the second quarter of fiscal 2013. The Company’s backlog for continuing operations as of March 31, 2014 was $452 million compared to $455 million as of December 31, 2013 and compared to $439 million at the end of last year’s second quarter.

OUTLOOK

The following statements are based on the current expectations of the Company for its continuing operations. These statements are forward-looking, and actual results may differ materially as further elaborated in the last paragraph below.

Based on its backlog and current business conditions, Powell Industries continues to expect full year fiscal 2014 revenues from continuing operations to range between $700 million and $750 million and fiscal year 2014 earnings to range between $2.85 and $3.35 per diluted share. This earnings guidance excludes the discontinued operations of Transdyn, Inc. and the associated gain on sale.

CONFERENCE CALL

Powell Industries has scheduled a conference call for Wednesday, May 7, 2014 at 11:00 a.m. eastern time. To participate in the conference call, dial 480-629-9771 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 14, 2014. To access the replay, dial 303-590-3030 using a passcode of 4679229#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.

Powell Industries, Inc., headquartered in Houston, engineers packaged solutions and systems for the control, distribution and management of electrical energy. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Six Months Ended
	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
(In thousands, except per share data)	(Unaudited)
Revenues	$162,295	$146,041	$334,167	$292,899
Cost of goods sold	127,367	116,498	$264,081	230,954

Gross profit	34,928	29,543	70,086	61,945
Selling, general and administrative expenses	22,088	20,989	43,722	40,675
Research and development expenses	2,157	1,850	3,996	3,564
Amortization of intangible assets	121	413	536	828

Operating income	10,562	6,291	21,832	16,878
Other income	(507)	(1,709)	(507)	(1,709)
Interest expense	41	43	110	104
Interest income	(3)	(2)	(6)	(21)

Income from continuing operations before income taxes	11,031	7,959	22,235	18,504
Income tax provision	4,055	1,757	7,992	5,182

Income from continuing operations	6,976	6,202	14,243	13,322
Income from discontinued operations, net of tax	8,617	616	9,604	881

Net income	$15,593	$6,818	$23,847	$14,203

Earnings per share:
Continuing operations	$0.58	$0.52	$1.19	$1.12
Discontinued operations	$0.72	$0.05	$0.80	$0.07

Basic earnings per share	$1.30	$0.57	$1.99	$1.19

Continuing operations	$0.58	$0.52	$1.18	$1.11
Discontinued operations	$0.71	$0.05	$0.80	$0.07

Diluted earnings per share	$1.29	$0.57	$1.98	$1.18

Weighted average shares:
Basic	12,004	11,953	11,999	11,946
Diluted	12,064	12,029	12,057	12,021
SELECTED FINANCIAL DATA:
Depreciation and Amortization	$2,617	$2,355	$5,595	$5,427

Capital Expenditures	$2,700	$19,895	$8,464	$33,270

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2014	2013
(In thousands)	(Unaudited)
Assets:
Current assets	$341,941	$341,931
Current assets held for sale	—	15,409
Property, plant and equipment (net)	145,055	144,495
Long-term assets	28,068	28,924
Long-term assets held for sale	—	144

Total assets	$515,064	$530,903

Liabilities & equity:
Current liabilities	$130,241	$150,215
Current liabilities held for sale	—	17,848
Long-term debt and capital lease obligations, net of current maturities	2,800	3,200
Deferred and other long-term liabilities	10,476	4,210
Long-term liabilities held for sale	—	204
Stockholders’ equity	371,547	355,226

Total liabilities and stockholders’ equity	$515,064	$530,903

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